Exhibit (a)(1)(i)

Offer to Purchase for Cash
Up to 4,000,000 Shares of Common Stock
of
Pharmacyclics, Inc.
at
a Purchase Price of $1.05 Per Share
by
RWD Acquisition I LLC
whose sole member is
Robert W. Duggan

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK TIME, ON MAY 30, 2008, UNLESS THE OFFER IS EXTENDED.

Upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), RWD Acquisition I LLC, a Delaware limited liability company whose sole member is Robert W. Duggan (“RWD,” “we,” or “us”), is offering to purchase up to a maximum of 4,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), of Pharmacyclics, Inc., a Delaware corporation (“Pharmacyclics” or the “Company”), at a price per Share of $1.05, net to the seller in cash, less any applicable withholding taxes and without interest.

We will purchase only Shares properly tendered and not properly withdrawn.  However, because of the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are validly tendered.  Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer.  Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer.

The Offer is subject to certain conditions.  See Section 14 for more information.

Questions and requests for assistance, including requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, may be directed to MacKenzie Partners, Inc., which is acting as the information agent (the “Information Agent”) and The Colbent Corporation as depositary (the “Depositary”) with respect to the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

The Offer has not been reviewed by the Board of Directors or management of Pharmacyclics.  No later than ten business days from the date of this Offer to Purchase, Pharmacyclics is required by law to publish, send or give to you a statement disclosing whether the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

May 1, 2008

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•
If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to The Colbent Corporation, the Depositary for the Offer, at one of its addresses shown on the Letter of Transmittal; or

•	If you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer.  You should rely only on the information contained in this Offer to Purchase.  We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of the Offer to Purchase and may not contain all the information that is important to you.  This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.  Unless the context requires otherwise, all references in this Summary Term Sheet to “we,” “us,” or “our” are to RWD Acquisition I LLC.

Who is offering to purchase my Shares?

RWD Acquisition I LLC is a Delaware limited liability company.  We were formed in Delaware in April 2008.  Robert W. Duggan, the sole member of RWD, beneficially owns a total of 4,371,379 Shares.  See Section 9 for more information regarding us.

Why are we making the Offer and what are our plans for the Company?

We are seeking to acquire a significant number of the Company’s outstanding Shares because of our belief that the Shares are undervalued and represent an attractive investment opportunity. Following the consummation of the Offer, we intend to review our investment in the Company on a continuing basis and potentially engage in discussions with management and the Board of Directors of the Company concerning the business, operations and future plans of the Company.  In particular, we intend to use all available means to encourage and to urge Pharmacyclics to pursue another trial to achieve approval of the drug MGD (f/k/a Xcytrin) and to evaluate the Company’s assets and future prospects.

What will be the purchase price for the Shares and what will be the form of payment?

The tender offer price is $1.05 per Share.  If your Shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires.  See Section 3.  Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many Shares is RWD offering to purchase in the Offer?

According to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Pharmacyclics Form 10-Q”), filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2008, as of April 29, 2008, there were 25,994,490 Shares of the Company’s Shares, entitled to one vote per Share, issued and outstanding.  We are offering to purchase up to 4,000,000 Shares, which, together with the 4,371,379 Shares beneficially owned by Mr. Duggan, our sole member, would represent approximately 32.2% of the Company’s issued and outstanding Shares as of April 29, 2008.  If more than 4,000,000 Shares are tendered, all Shares tendered will be purchased on a pro rata basis.  We also expressly reserve the right to purchase additional Shares if more than 4,000,000 Shares are tendered, constituting up to 2% of the outstanding Shares, subject to applicable legal requirements. See Sections 1 and 14.

Does RWD have the financial resources to pay for the Shares?

We will have sufficient funds to purchase all of the Shares tendered in the Offer.  Robert W. Duggan, our sole member, has committed to contribute to RWD all amounts necessary to fund the Offer. The Offer is not conditioned upon any financing arrangements.  See Section 12.

i

How long do I have to tender my Shares; can the Offer be extended, amended or terminated?

You may tender your Shares until the Offer expires.  The Offer will expire at 12:00 midnight, New York time, on May 30, 2008, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively).  If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We encourage you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.  See Section 1.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws.  We cannot assure you that we will extend the Offer.  If we extend the Offer, we will delay the acceptance of any Shares that have been tendered on or before May 30, 2008 until the end of the extension period.  We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances.  See Section 1.

How will I be notified if RWD extends the Offer or amends the terms of the Offer?

We do not currently intend to extend the Offer.  However, in the event that we do extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time.  We will announce any amendment to the Offer by making a public announcement of the amendment.  See Section 1.

What are the significant conditions to the Offer?

The Offer is subject to customary conditions such as absence of a suspension in trading or a material change at the Company.  The Offer is not conditioned on the availability of financing.  See Section 14.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before 12:00 midnight, New York time, on May 30, 2008, or any later time and date to which the Offer may be extended, or earlier as your broker or other nominee may require:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•
If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to The Colbent Corporation, the Depositary for the Offer, at one of its addresses shown on the Letter of Transmittal; or

•	If you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance.  The contact information for the Information Agent appears on the back cover of this Offer to Purchase.  See Section 3 and the Instructions to the Letter of Transmittal for more information.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes.  You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York time, on May 30, 2008, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended.  Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after 60 days from the date of the commencement of the Offer if the Shares have not yet been accepted for payment as provided in this Offer. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares.  If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included.  Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares.  See Section 4.

Has the Company’s Board of Directors adopted a position on the Offer?

The Offer has not been reviewed by the Board of Directors of Pharmacyclics.  No later than ten business days from the date of this Offer to Purchase, Pharmacyclics is required by law to publish, send or give to you a statement disclosing whether the Board of Directors recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares, you will still own the same amount of Shares, and Pharmacyclics will still be a public company listed on the NASDAQ Stock Market. See Section 7.

What is the recent market price for my Shares?

On April 30, 2008, the last full trading day before we announced our intention to commence a tender offer, the closing market price for the Shares on the NASDAQ Stock Market (NASDAQ) was $0.85 per Share.  You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.  See Section 6.

When will RWD pay for the Shares I tender?

We will pay the purchase price for the Shares we purchase, net to the seller in cash, less any applicable withholding tax and without interest, promptly after the expiration of the Offer.  We may not be able to announce the final results of proration, if any, or pay for any Shares for several business days after the Expiration Time and proration period.  See Section 2.

What are the United States federal income tax consequences if I tender my Shares?

The receipt of cash for Shares accepted for payment by us from tendering stockholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.  You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.  See Section 5.

All stockholders should review the discussion in Section 5 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of Shares.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal.  See Section 2.

Whom can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885.  Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

INTRODUCTION

To the Holders of Shares of Pharmacyclics:

RWD invites you to tender, for purchase by us, your Shares, par value $0.0001 per Share, of Pharmacyclics, Inc.  Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to a maximum of 4,000,000 Shares, at a price of $1.05 per Share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at 12:00 midnight, New York time, on May 30, 2008, unless extended as described in Section 1 below.

We will purchase only those Shares properly tendered and not properly withdrawn.  However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than the number of Shares we seek are properly tendered.  We will return tendered Shares we do not purchase because of the proration provisions to the tendering stockholders at our expense promptly following the Expiration Time.

Tendering stockholders whose Shares are registered in their own names and who tender directly to The Colbent Corporation, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 2, stock transfer taxes on the purchase of Shares by us in the Offer.  If you own your Shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Shares on your behalf, the nominee may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, Shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 14.

The Offer has not been reviewed by the Board of Directors of Pharmacyclics.  No later than ten business days from the date of this Offer to Purchase, Pharmacyclics is required by law to publish, send or give to you a statement disclosing that the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that it is exempt from backup withholding.

According to the Pharmacyclics Form 10-Q, as of April 29, 2008, there were 25,994,490 Shares, entitled to one vote per Share, issued and outstanding.  We are offering to purchase up to 4,000,000 Shares, which, together with the 4,371,379 Shares beneficially owned by Robert W. Duggan, our sole member, would represent approximately 32.2% of the Company’s issued and outstanding Shares as of April 29, 2008.

Stockholders are encouraged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

THE TENDER OFFER

1.	Terms of the Offer

General.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 4,000,000 Shares at a price of $1.05 per Share, net to the seller, in cash, less any applicable withholding tax and without interest.  The term “Expiration Time” means 12:00 midnight, New York time, on May 30, 2008, unless we, in our sole discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.  See below for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares tendered and not properly withdrawn will be subject to proration.  The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase or decrease the price to be paid for the Shares above or below $1.05 per Share; or

•	increase or decrease the number of Shares purchasable in the Offer;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 11:59 p.m., New York time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Offer to Purchase, then the Offer will be extended until the expiration of such ten business day period.  For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 11:59 p.m., New York time.

The Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 14.

We will purchase only Shares properly tendered and not properly withdrawn.  However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 4,000,000 Shares are properly tendered and not properly withdrawn.  We will return Shares that we do not purchase because of the proration provisions to the tendering stockholders at our expense promptly after the Offer expires.

If the number of Shares properly tendered in the Offer and not properly withdrawn prior to the Expiration Time is less than or equal to 4,000,000 Shares, or such greater number of Shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.

Proration.  If proration of Shares is required, we will determine the proration factor promptly following the Expiration Time.  Subject to adjustment to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders.  Because of the difficulty in making the proration determination, we expect that we may not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Time.  The preliminary results of any proration will be announced by press release promptly after the Expiration Time.  After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Extension of the Offer; Termination; Amendment.  We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth in Section 14 have occurred and to reject for payment and not pay for any Shares not then accepted for payment or paid for or, subject to applicable law, to postpone payment for the Shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.  Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 14 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer.

Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Time.  Any public announcement made in the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service.

If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act.  The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes.  In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response.  With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders.  Accordingly, if, prior to the Expiration Date, we increase or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of the Shares, we will extend the Offer at least until the expiration of that period of ten business days.

2.	Acceptance for Payment and Payment of the Shares

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 4,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per Share purchase price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Time.  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

We will pay for the Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any Shares until several business days after the Expiration Time and proration period.  After the Expiration Time, tenders are irrevocable except that they may be withdrawn at any time after 60 days from the date of the commencement of the Offer if the Shares have not yet been accepted for payment as provided in this Offer.  Unless a stockholder specifies otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased due to proration will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to by reason of any delay in making payment.  In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer.  If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer.

3.	Procedures for Tendering Shares

Valid Tender.  For a stockholder to make a valid tender of Shares in the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We encourage stockholders who hold Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender Shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer.  For purposes of the Offer, the Depositary will establish an account for the Shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer.  Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a “book-entry confirmation.”  Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder.  Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation).  If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance.  In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if:

•	the “registered holder(s)” of those Shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) (each an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution.  If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares in the Offer and your certificates for those Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  A tender of Shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion.  This determination will be final and binding on all parties.  We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful.  We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  A tender of Shares will not have been made until all defects and irregularities have been cured or waived.  None of us, our affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification.  Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery and the instructions thereto) will be final and binding.  By tendering Shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

If you tender your Shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

•
you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all Shares, other securities or distributions issued or issuable in respect of your Shares); and

•	when we accept your Shares for payment, we will acquire good and marketable title to your Shares, free and clear of all liens, restrictions, claims and encumbrances.

Our acceptance of your Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we have included certain statements that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of Shares and the satisfaction of conditions to the Offer will be valid and binding.  These statements, and any related statements that a holder tendering Shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law.  These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which Shares will be accepted and which will be returned, to make decisions which are deemed final with respect to the validity of tenders.  Without such an ability to make decisions, we cannot accurately determine the number of Shares tendered and make decisions about such matters as proration and return of Shares.  Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal.  See Instruction 10 of the Letter of Transmittal.

United States Federal Income Tax Backup Withholding.  Any tendering stockholder or other payee that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer.  Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary (such as by completing and signing the Substitute Form W-9).  Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.  See Instruction 9 of the Letter of Transmittal.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s United States federal income tax liability, provided that the required information is furnished.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.  You may withdraw Shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all Shares.  You may also withdraw your previously tendered Shares at any time after 11:59 p.m., New York time, on May 30, 2008, unless such Shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Withdrawn Shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties.  We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  None of us, our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase the Shares in the Offer as a result of the occurrence of a condition disclosed in Section 14, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.  Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-(1) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

5.	Material U.S. Federal Income Tax Consequences

General.  The following is a discussion of certain United States federal income tax consequences to holders of Shares who are United States persons (“U.S. Stockholders”) and whose Shares are sold pursuant to the Offer.  Generally, a United States person is:

•	an individual citizen or resident of the United States;

•
a corporation (including an entity other than a corporation which is treated as a corporation for United States federal income tax purposes), a partnership or a limited liability company, that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if, in general, a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 if such trust has elected to continue to be treated as a United States person and met certain other requirements.

The tax consequences to stockholders who are not United States persons (including certain individuals who were United States persons in the past) (“Non-U.S. Stockholders”) involve tax considerations that are beyond the scope of this discussion.  It is therefore advised that each Non-U.S. Stockholder consult his or her tax advisor to determine the United States federal, state, local and foreign tax consequences of a sale of Shares pursuant to the Offer.

The discussion herein does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local or foreign tax considerations.  In addition, this summary discussion is intended to address only those United States federal income tax considerations that are generally applicable to a stockholder who holds common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)), and this summary does not discuss all aspects of United States federal income taxation that might be relevant to a specific stockholder in light of such person’s particular investment or tax circumstances.

In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to stockholders that are subject to special treatment under the United States federal income tax laws, including, without limitation, individual retirement and other tax-deferred accounts; banks and other financial institutions; insurance companies; tax-exempt organizations; dealers, brokers or traders in securities or currencies; persons subject to the alternative minimum tax; persons who hold their Shares as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of the Shares and one or more other investments; persons who have elected mark-to-market accounting, persons whose functional currency is other than the U.S. dollar; partnerships or their partners, persons who received their Shares as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and foreign corporations, foreign partnerships, other foreign entities and individuals who are not citizens or residents of the United States.

The information in this discussion is based on the federal income tax laws as of the date of this document, which include:

•	the Code;

•	current, temporary and proposed United States Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•
current administrative interpretations and practices of the IRS, including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling; and

•	court decisions.

There is a risk that future legislation, United States Treasury regulations, administrative interpretations and/or court decisions may change the current law or adversely affect existing interpretations of the United States federal income tax laws.  Any change could apply retroactively to transactions preceding the date of the change and we do not undertake to inform you of any change.  In addition, there is a risk that the statements set forth in this summary discussion (which do not bind the IRS or the courts) may be challenged by the IRS and may not be sustained by a court if so challenged.

The discussion herein is not intended to be, and should not be construed by any stockholder as being, tax advice.  Therefore, each stockholder is urged to consult with its tax advisor to determine the United States federal, state, local and foreign tax consequences of the sale of Shares pursuant to the Offer, including the particular facts and circumstances that may be unique to such stockholder.

THIS COMMUNICATION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER ANY TAX LAW.

United States Federal Income Tax Consequences to U.S. Stockholders.  An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.  A U.S. Stockholder who receives cash pursuant to the Offer will be treated as recognizing gain or loss from the disposition of the Shares.  Such gain or loss will be equal to the difference between the amount of cash received and such U.S. Stockholder’s adjusted tax basis in the Shares exchanged therefor.  Any such gain or loss will be capital gain or loss (if the Shares are capital assets in the hands of the exchanging stockholders) and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

United States Federal Income Tax Consequences to Non-U.S. Stockholders.  Gain realized by a Non-U.S. Stockholder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to the U.S. permanent establishment maintained by such Non-U.S. Stockholder), (ii) in the case of gain realized by a Non-U.S. Stockholder who is an individual, such Non-U.S. Stockholder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the Shares constitute a U.S. real property interest and the Non-U.S. Stockholder held, actually or constructively, at any time during the five-year period preceding the disposition of Shares pursuant to the Offer, more than 5% of the Shares. The Shares will constitute a U.S. real property interest with respect to a Non-U.S. Stockholder if the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Stockholder held Shares or (ii) the five-year period ending on the date the Non-U.S. Stockholder sells Shares pursuant to the Offer.  A United States real property holding corporation is any domestic corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the fair market value of its worldwide real property interests plus any of its other assets which are used or held for use in a trade or business.  We have made no determination whether the Company is or has been a United States real property holding corporation during the last five years.

In addition, a Non-U.S. Stockholder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

Non-U.S. Stockholders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Backup Withholding.  Any tendering stockholder or other payee that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer.  Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary (such as by completing and signing the Substitute Form W-9).  Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.  See Instruction 9 of the Letter of Transmittal.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s United States federal income tax liability, provided that the required information is furnished.

6.	Price Range of the Shares; Dividends

The Shares are traded on NASDAQ under the symbol “PCYC.”  According to the Pharmacyclics Form 10-Q, as of April 29, 2008, the Company had 25,994,490 outstanding Shares.  The following table sets forth, for the periods indicated, the reported high and low trading prices for the Shares on NASDAQ.  The stock price information is based on published financial sources.

Pharmacyclics, Inc.

	High	Low
Fiscal Year 2006
First Quarter	$9.64	$7.15
Second Quarter	9.48	3.26
Third Quarter	5.48	3.47
Fourth Quarter	5.22	3.57
Fiscal Year 2007
First Quarter	$5.36	$3.48
Second Quarter	6.29	4.65
Third Quarter	5.59	2.50
Fourth Quarter	3.99	2.60
Fiscal Year 2008
First Quarter	$2.69	$2.01
Second Quarter	2.41	1.39
Third Quarter	1.59	0.65
Fourth Quarter (through April 30, 2008)	0.92	0.73

On April 30, 2008, the last full trading day before we commenced the Offer, the closing market price for the Shares on NASDAQ was $0.85 per Share.  We encourage stockholders to obtain a current market price for the Shares before deciding whether to tender their Shares.

According to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (the “Pharmacyclics 2007 Form 10-K”), filed with the SEC on September 13, 2007, the Company has not paid any dividends since inception.

According to the Pharmacyclics Form 10-Q, as of April 29, 2008, there were 25,994,490 Shares, entitled to one vote per Share, issued and outstanding.  We are offering to purchase up to 4,000,000 Shares, which, together with the 4,371,379 Shares beneficially owned by Robert W. Duggan, our sole member, would represent approximately 32.2% of the Company’s issued and outstanding Shares as of April 29, 2008.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.  The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.  We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

Stock Listing.  While it is not our intention, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of NASDAQ for continued listing on NASDAQ.  The rules of NASDAQ establish certain criteria that, if not met, could lead to the delisting of the Shares from NASDAQ.  Among such criteria are the number of stockholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held.  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and listing is discontinued, the market for the Shares could be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market or would qualify for listing on another securities exchange (although there can be no guarantee that the Company would seek such a listing, even if it were available), and that price or other quotations would be reported by such exchange or through other sources.  The extent of the public market for the Shares and the availability of any price or quotation information would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.  We cannot predict whether delisting of the Shares from NASDAQ, and the listing or other quotation of the Shares on another exchange or through another source (if any), would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act.  While it is not our intention, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.  Registration of the Shares may be terminated upon application by Pharmacyclics to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares.  Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Pharmacyclics is required to furnish to its stockholders and would eliminate the Company’s obligation under Sections 13 and 15(d) of the Exchange Act to file periodic reports or other information with the SEC.  It would also make certain other provisions of the Exchange Act no longer applicable to Pharmacyclics, such as (i) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, (ii) the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act (and the related requirement to provide an annual report), and (iii) the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of Pharmacyclics and persons holding “restricted securities” of Pharmacyclics to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated.  If registration of the Shares under the Exchange Act were terminated, Shares would no longer be eligible for stock exchange listing.

Margin Regulations.  The Shares currently qualify as “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”).  Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.  In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

8.	Information About Pharmacyclics, Inc.

Pharmacyclics, Inc. is a Delaware corporation, incorporated in 1991, with its principal executive offices located at 995 E. Arques Avenue, Sunnyville, California 94085-4521.  Pharmacyclics’s telephone number is (408) 774-0330.

The following description of Pharmacyclics and its business has been taken from the Pharmacyclics Form 10-Q, and is qualified in its entirety by reference to the Pharmacyclics Form 10-Q:

Pharmacyclics is a pharmaceutical company leveraging our small-molecule drug development expertise to build a pipeline in oncology and immune mediated diseases based on novel targets, pathways, and mechanisms. To date, substantially all of our resources have been dedicated to the research and development of our products, and we have not generated any commercial revenues from the sale of our products. We do not expect to generate any product revenues until we receive the necessary regulatory and marketing approvals and launch one of our products, if at all.

Pharmacyclics is subject to the informational requirements of the Exchange Act and files reports, proxy and information statements and other information with the SEC.  You may read and copy all or any portion of the reports, proxy and information statements or other information Pharmacyclics files at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at (202) 551-8090 for further information on operation of the public reference rooms.  The SEC also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

The information concerning Pharmacyclics contained in this Offer to Purchase has been taken from or based upon documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.  Neither RWD nor its affiliates take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Pharmacyclics to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to RWD or its affiliates, except to the extent required by law.

9.	Information About RWD Acquisition I LLC

RWD Acquisition I LLC is a Delaware limited liability company with its principal executive offices located at 1933 Cliff Drive, Suite 30, Santa Barbara, California 93107.  RWD’s telephone number is (805) 962-3755. RWD has not conducted any business other than in connection with the Offer. Robert W. Duggan has committed to contribute up to $4,300,000 prior to acceptance of Shares for payment pursuant to this offer.

Robert W. Duggan is the sole member of RWD.  Mr. Duggan’s business address is c/o RWD Acquisition I LLC, 1933 Cliff Drive Suite 30, Santa Barbara, California 93107.  Mr. Duggan is a United States citizen.

Mr. Duggan has been a member of the Board of Directors of Pharmacyclics since September 2007. Mr. Duggan served as Chairman of the Board of Directors of Computer Motion, Inc., a computerized surgical systems company, from 1990 to 2003 and as Chief Executive Officer from 1997 to 2003, when it was acquired by Intuitive Surgical, Inc. Mr. Duggan is the Founder of the investment firm Robert W. Duggan & Associates. Mr. Duggan has been a private venture investor for more than 30 years and has participated as a director of, investor in and advisor to numerous small and large businesses in the medical equipment, computer local and wide area network, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communication industries. Mr. Duggan has also assisted in corporate planning, capital formation and management for his various investments. He received the Congressman's Medal of Merit and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac. Mr. Duggan is currently also a director of Intuitive Surgical, Inc. He is a member of the University of California at Santa Barbara Foundation Board of Trustees.

During the last five years, neither RWD nor Mr. Duggan has been: (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding any violation with respect to such laws.

10.	Past Contacts with Pharmacyclics

Mr. Duggan began acquiring Shares in Pharmacyclics since March 2004, and became a 5% owner in November 2004 because he believed the Shares were undervalued in the marketplace. On July 30, 2007, Mr. Duggan filed a Schedule 13D with the SEC which reflected his beneficial ownership of approximately 17.0% of the outstanding Shares.

On September 19, 2007, Pharmacyclics announced the appointment of Mr. Duggan to the Board of Directors, effective as of September 17, 2007. Mr. Duggan was also appointed to the Compensation and Nominating and Corporate Governance Committees of the Board of Directors, effective as of September 17, 2007.

11.	Purpose of the Offer

We are seeking to acquire a significant number of the Company’s outstanding Shares because of our belief that the Shares are undervalued and represent an attractive investment opportunity. Following the consummation of the Offer, we intend to review our investment in the Company on a continuing basis and potentially engage in discussions with management and the Board of Directors of the Company concerning the business, operations and future plans of the Company.  In particular, we intend to use all available means to encourage and to urge Pharmacyclics to pursue another trial to achieve approval of the drug MGD (f/k/a Xcytrin) and to evaluate the Company’s assets and future prospects.

12.	Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price will be a maximum of $4,200,000.  We anticipate that we will pay for the Shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents.  Robert W. Duggan, our sole member, has committed to contribute to RWD all amounts necessary to fund the Offer. The Offer is not conditioned upon any financing arrangements.

13.	Interest in Securities of Pharmacyclics

Mr. Duggan, our sole member, beneficially owns a total of 4,371,379 Shares, which represents approximately 16.8% of the issued and outstanding Shares as of April 29, 2008.  As the principal of Robert W. Duggan & Associates (“RWD&A”) and pursuant to agreements RWD&A has entered into with respect to the Shares, Mr. Duggan may be deemed to beneficially own the 415,760 Shares managed by RWD&A, constituting approximately 1.6% of the Shares outstanding.  Mr. Duggan disclaims beneficial ownership of the Shares managed by RWD&A except to the extent of his pecuniary interest therein.

On March 25, 2008, RWD&A transferred 121,000 Shares to an account no longer managed by RWD&A.

On April 1, 2008, Mr. Duggan acquired fully-vested options to purchase 18,269 Shares pursuant to Pharmacyclic’s 2004 Equity Incentive Award Plan in lieu of payment of quarterly retainer and/or meeting fees earned for service on Pharmacyclic’s Board of Directors.

14.	Conditions of the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our rights to extend the Offer or otherwise amend the terms of the Offer at any time, we shall not be required to accept for payment and, subject to (i) our reasonable discretion, and (ii) any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and terminate the Offer, if any of the following events shall occur:

(a)
any event or change will have occurred (or any development shall have occurred involving prospective changes) in the business, financial condition or results of operations of Pharmacyclics or any of its subsidiaries that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pharmacyclics or the value of the Shares;

(b)
there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, or any restriction shall exist, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Shares or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by us on all matters properly presented to the stockholders or (iv) might result, in our reasonable judgment, in a materially adverse effect on Pharmacyclics or the value of the Shares;

(c)
any statute, rule, regulation, judgment, decree, interpretation, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of the Shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer, (iii) might impose limitations on our ability (or any affiliate of ours) to acquire, hold or exercise full rights of ownership of the, including, but not limited to, the right to vote the Shares purchased by us on all matters properly presented to the stockholders or (iv) might result in a materially adverse effect on Pharmacyclics or the value of the Shares;

(d)
there occurs (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the commencement date of the Offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations or prospects of the Company and its subsidiaries, taken as a whole, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (v) any material adverse change in the market price of the Shares or in the U.S. securities or financial markets, (vi) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(e)
the Company has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to us or any of our affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by us, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company, or we shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed; or

(f)
the Company shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or the purchase of securities or assets of the Company any type of option, warrant or right which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by us) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  Any determination by us concerning the events described in this Section 14 will be final and binding upon all parties.

15.	Legal Matters; Regulatory Approvals

Based on our review of publicly available filings by Pharmacyclics with the SEC, we are not aware of any licenses or regulatory permits that appear to be material to the business of Pharmacyclics that might be adversely affected by our acquisition of the Shares as contemplated by the Offer.  In addition, we are not aware of any filings, approvals or other actions by or with any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of the Shares by us as contemplated by the Offer.  Should any such approval or other action be required, we presently contemplate that we will seek such approval or other action where practicable within the time period contemplated by the Offer.  We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter.  There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Pharmacyclics’s business or financial condition.

16.	Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as Information Agent and The Colbent Corporation as Depositary in connection with the Offer.  MacKenzie Partners, Inc. may contact holders of the Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.  MacKenzie Partners, Inc. will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares in the Offer.  Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary.  We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.  We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of the Shares, except as otherwise described in Section 2.

17.	Miscellaneous

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted.  If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.  If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you.  We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer.  We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

RWD Acquisition I LLC
May 1, 2008

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company, or by such stockholder’s bank, broker, dealer, trust company or other nominee, to the Depositary as follows:

The Depositary for the Offer is:

The Colbent Corporation

By Mail:		By Hand or Overnight Delivery:

The Colbent Corporation P.O. Box 859208 Braintree, MA 02185-9208	By Facsimile: (For Eligible Institutions Only) (781) 930-4942 Confirm Facsimile Transmission: (By Telephone Only) (781) 930-4900	The Colbent Corporation 161 Bay State Drive Braintree, MA 02184

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below.  Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com